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                                                                  EXHIBIT (K)(4)

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            BOOK-ENTRY-ONLY AUCTION-RATE/MONEY MARKET PREFERRED/AND
                        REMARKETED PREFERRED SECURITIES
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                           Letter of Representations
                 [To be Completed by Issuer and Trust Company]


               -------------------------------------------------
                                [Name of Issuer]


               -------------------------------------------------
                            [Name of Trust Company]


Attention:  General Counsel's Office                  _____________________
THE DEPOSITORY TRUST COMPANY                                  (Date)
55 Water Street; 49th Floor
New York, NY 10041-0099


     Re:
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
                         (Issue Description, including CUSIP number)

Ladies and Gentlemen:

          This letter sets forth our understanding with respect to certain matters relating to the above-referenced issue (the "Securities"). Trust Company will act as transfer agent, registrar, dividend disbursing agent, and redemption agent with respect to the Securities. The Securities will be issued pursuant to a prospectus, private placement memorandum, or other such document authorizing the issuance of the Securities dated _________________________, 199___ (the Document"). _____________________________ is distributing the
                                ("Underwriter")
Securities through The Depository Trust Company ("DTC").

     To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with its Rules with respect to the Securities, Issuer and Trust Company make the following representations to DTC:

     1. Prior to closing on the Securities on __________________________ 199___, there shall be deposited with DTC one Security certificate registered in the name of DTC's nominee, Cede & Co., which represents the total number of Securities issued. Said certificate shall remain in DTC's custody as provided in the Document. If, however, the aggregate principal amount of the Securities exceeds $150 million, one certificate will be issued with respect to each $150 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount. Each $150 million Securities certificate shall bear the following legend:

          Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

     2. In the event of any solicitation of consents from or voting by holders of the Securities, Issuer shall establish a record date for such purposes (with no provision for revocation of consents or votes by subsequent holders) and shall, to the extent possible, send notice of such record date to DTC not less than 15 calendar days in advance of such record date. Notices to DTC pursuant to this Paragraph by telecopy shall be sent to DTC's Reorganization Department at (212) 709-6896 or (212) 709-6897, and receipt of such notices shall be confirmed by telephoning (212) 709-6870. Notices to DTC pursuant to this Paragraph by mail or by any other means shall be sent to DTC's Reorganization Department as indicated in Paragraph 4.

     3. In the event of a full or partial redemption of the outstanding Securities, Issuer or Trust Company shall send a notice to DTC specifying: (a) the number of Securities to be redeemed; and (b) the date such notice is to be mailed to Security holders or published (the "Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible telecopy, registered or certified mail, overnight delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the business day before or, if possible, two business days before the Publication Date. Issuer or Trust Company shall forward such notice either in a separate secure transmission for each CUSIP number or in a secure transmission for multiple CUSIP numbers (if applicable) which includes a manifest or list of each CUSIP number submitted in that transmission. (The party sending such notice shall have a method to verify subsequently the use of such means and the timeliness of such notice. The Publication Date shall be not less than 30 days nor more than 60 days prior to the redemption date. Notices to DTC pursuant to this Paragraph by telecopy shall be sent to DTC's Call Notification Department at (516) 227-4039 or (516) 227-4190. If the party sending the notice does not receive a telecopy receipt from DTC confirming that the notice has been received, such party shall telephone (516) 227-4070. Notices to DTC pursuant to this Paragraph by mail or by any other means shall be sent to:

               Manager; Call Notification Department
               The Depository Trust Company
               711 Stewart Avenue
               Garden City, NY 11530-4719

     4. In the event of an invitation to tender the Securities, notice by Issuer or Trust Company to Security holders specifying the terms of the tender and the Publication Date of such notice shall be sent to DTC by a secure means in the manner set forth in the preceding Paragraph. Notices to DTC pursuant to this Paragraph and notices of other corporate actions (including mandatory tenders, exchanges, and capital changes) by telecopy shall be sent to DTC's Reorganization Department at (212) 709-1093 or (212) 709-1094, and receipt of such notices shall be confirmed by telephoning (212) 709-6884. Notices to DTC pursuant to the above by mail or by any other means shall be sent to:

               Manager; Reorganization Department
               Reorganization Window
               The Depository Trust Company
               7 Hanover Square; 23rd Floor
               New York, NY 10004-2695

     5. All notices and payment advices sent to DTC shall contain the CUSIP number of the Securities.

     6. The Document indicates that the dividend rate for the Securities may vary from time to time. Absent other existing arrangements with DTC, Issuer or Trust Company shall give DTC notice of each such change in the dividend rate, on the same day that the new rate is determined, by telephoning the Supervisor of DTC's Dividend Announcement Section at (212) 709-1270, or by telecopy sent to
(212) 709-1723. Such verbal or telecopy notice shall be followed by prompt written confirmation sent by a secure means in the manner set forth in Paragraph 3 to:

               Manager; Announcements
               Dividend Department
               The Depository Trust Company
               7 Hanover Square; 22nd Floor
               New York, NY 10004-2695

     7. The Document indicates that each purchaser of Securities must sign a purchaser's letter which contains provisions restricting transfer of the Securities purchased. Issuer and Trust Company acknowledge that as long as Cede & Co. is the sole record owner of the Securities, Cede & Co. shall be entitled to all voting rights applicable to the Securities and to receive the full amount of all dividends, liquidation proceeds, and redemption proceeds payable with respect to the Securities, even if the credits of Securities to the DTC accounts of any DTC Participant ("Participant") result from transfers or failures to transfer in violation of the provisions of the purchaser's letter. Issuer and Trust Company acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to the full benefits of ownership of such Securities. Without limiting the generality of the preceding sentence, Issuer and Trust Company acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to receive dividends, distributions, and voting rights, if any, in respect of Securities and, subject to Paragraphs 11 and 12, to receive certificates evidencing Securities if such certificates are to be issued in accordance with Issuer's certificate of incorporation. (The treatment by DTC of the effects of the crediting by it of Securities to the accounts of Participants described in the preceding two sentences shall not affect the rights of Issuer, participants in auctions relating to the Securities, purchasers, sellers, or holders of Securities against any Participant.) DTC shall not have any responsibility to ascertain whether any transfer of Securities is made in accordance with the provisions of the purchaser's letter.

     8. Transactions in the Securities shall be eligible for same-day funds settlement in DTC's Same-Day Funds Settlement ("SDFS") system.

          A. Dividend payments shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same-day funds on each payment date (or the equivalent in accordance with existing arrangements between Issuer or Trust Company and DTC). Such payments shall be made payable to the order of Cede & Co. Absent any other existing arrangements, such payments shall be addressed as follows:

                    Manager; Cash Receipts
                    Dividend Department
                    The Depository Trust Company
                    7 Hanover Square; 24th Floor
                    New York, NY 10004-2695

          B. Redemption payments shall be made in same-day funds by Trust Company in the manner set forth in the SDFS Paying Agent Operating Procedures, a copy of which previously has been furnished to Trust Company.

     9. DTC may direct Issuer or Trust Company to use any other number or address as the number or address to which notices, payments of dividends, or redemption proceeds may be sent.

     10. In the event of a redemption necessitating a reduction in the number of Securities outstanding, DTC, in its discretion: (a) may request Issuer or Trust Company to issue and authenticate a new Security certificate; or (b) may make an appropriate notation on the Security certificate indicating the date and amount of such reduction in the number of Securities outstanding, except in the case of final redemption, in which case the certificate will be presented to Issuer or Trust Company prior to payment, if required.

     11. In the event that Issuer determines that beneficial owners of Securities shall be able to obtain certificated Securities, Issuer or Trust Company shall notify DTC of the availability of certificates. In such event, Issuer or Trust Company shall issue, transfer, and exchange certificates in appropriate amounts, as required by DTC and others.

     12. DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to Issuer or Trust Company (at which time DTC will confirm with Issuer or Trust Company the aggregate principal amount of Securities outstanding). Under such circumstances, at DTC's request Issuer and Trust Company shall cooperate fully with DTC by taking appropriate action to make available one or more separate certificates evidencing Securities to any DTC Participant having Securities credited to its DTC accounts.

     13. Issuer hereby authorizes DTC to provide to Trust Company security position listings of Participants with respect to the Securities from time to time at the request of Trust Company. Issuer also authorizes DTC, in the event of a partial redemption of Securities, to provide Trust Company, upon request, with the names of those Participants whose positions in Securities have been selected for redemption by DTC. DTC will use its best efforts to notify Trust Company of those Participants whose positions in Securities have been selected for redemption by DTC. Issuer authorizes and instructs Trust Company to provide DTC with such signatures, examples of signatures, and authorizations to act as may be deemed necessary or appropriate by DTC to permit DTC to discharge its obligations to its Participants and appropriate regulatory authorities. Such requests for security position listings shall be sent to DTC's Reorganization Department in the manner set forth in Paragraph 4.

     This authorization, unless revoked by Issuer, shall continue with respect to the Securities while any Securities are on deposit at DTC, until and unless Trust Company shall no longer be acting. In such event, Issuer shall provide DTC with similar evidence, satisfactory to DTC, of the authorization of any successor thereto so to act.

     14. Issuer: (a) understands that DTC has no obligation to, and will not, communicate to its Participants or to any person having an interest in the Securities any information contained in the Security certificate(s); and (b) acknowledges that neither DTC's Participants nor any person having an interest in the Securities shall be deemed to have notice of the provisions of the Security certificate(s) by virtue of submission of such certificate(s) to DTC.

     15. Nothing herein shall be deemed to require Trust Company to advance funds on behalf of Issuer.

Notes:                                             Very truly yours,
-----
A. If there is a Trust Company (as defined in
this Letter of Representations), Trust Company     -----------------------------
as well as Issuer must sign this Letter.                    (Issuer)
If there is no Trust Company, in signing this
Letter Issuer itself undertakes to perform all
of the obligations set forth herein.               By:__________________________
B.  Schedule A contains statements that DTC             (Authorized Officer's
believes accurately describe DTC, the method of              Signature)
effecting book-entry transfers of securities
distributed through DTC, and certain related      -----------------------------
matters.                                                   (Trust Company)


                                                  -----------------------------
                                                     (Authorized Officer's
                                                             Signature)


Received and Accepted:
THE DEPOSITORY TRUST COMPANY


By:_________________________



cc:  Underwriter
     Underwriter's Counsel

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                                                                      SCHEDULE A
                                                                      ----------

                       SAMPLE OFFERING DOCUMENT LANGUAGE
                      DESCRIBING BOOK-ENTRY-ONLY ISSUANCE
                      -----------------------------------
 (Prepared by DTC-bracketed material may be applicable only to certain issues)


     1. The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the securities (the "Securities"). The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Security certificate will be issued for [each issue of] the Securities, [each] in the aggregate principal amount of such issue, and will be deposited with DTC. [If, however, the aggregate principal amount of [any] issue exceeds $150 million, one certificate will be issued, with respect to each $150 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.]

     2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     3. Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership, interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

     4. To facilitate subsequent transfers, all Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the

Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     [6. Redemption notices shall be sent to Cede & Co. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.]

     7. Neither DTC nor Cede & Co. will consent or vote with respect to Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     8. Principal and interest payments on the Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Agent, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Issuer or the Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     [9. A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to the [Tender/Remarketing] Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Securities, on DTC's records, to the [Tender/Remarketing] Agent. The requirement for physical delivery of Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC's records.]

     10. DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Issuer or the Agent. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates are required to be printed and delivered.

     11. The Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered.

     12. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

                    RIDER TO THE LETTER OF REPRESENTATIONS
                                      OF
                       MUNIHOLDINGS NEW YORK FUND, INC.
                                      AND
                       IBJ SCHRODER BANK & TRUST COMPANY
                            DATED ________ __, 1998


     1. This Rider supersedes any contradictory language set forth in the Letter of Representations to which it is appended. Capitalized terms used and not defined herein have the meaning set forth in the Letter of Representations to which this Rider is appended.

     2. The Prospectus indicates that in the event the Issuer retroactively allocates any net capital gains or other income subject to regular Federal income tax to shares of AMPS without having given advance notice thereof to the Auction Agent as described in the Prospectus solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the shares of AMPS outstanding or the liquidation of the Issuer (the amount of such allocation being referred to herein as a "Retroactive Taxable Allocation"), the Issuer, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, will provide notice thereof to the Auction Agent and to each holder of shares of AMPS (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Issuer. The Issuer, within 30 days after such notice is given to the Auction Agent, will pay to the Auction Agent (who then will distribute to such holders of AMPS), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

     3. The Issuer will notify DTC, at least 10 Business Days prior to the payment date for any Additional Dividends, of (i) the record date for holders of shares of AMPS entitled to receive Additional Dividends,
          (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP numbers set forth on the stock certificates representing such shares of AMPS.

     4. The Prospectus indicates that if the Issuer does not give advance notice of the amount of net capital gains or other income subject to regular Federal income tax to be included in a dividend on shares of AMPS in the related Auction, the Issuer may include such taxable income in a dividend on shares of AMPS if it increases the dividend by an additional amount calculated as if such income were a Retroactive Taxable Allocation and the additional amount were an Additional Dividend. The Issuer or the Auction Agent will notify DTC, at least five Business Days prior to the applicable Dividend Payment Date, of the amount of such additional amount to be included in the dividend on a per share basis.

     5. The Prospectus indicates that in the event a Response (as defined in the Prospectus) indicates that it is advisable that the Issuer give a Notice of Special Dividend Period (as defined in the Prospectus) for the AMPS, the Issuer, by no later than the second Business Day prior to the relevant Auction Date (as defined in the Prospectus), may give a Notice of Special Dividend Period to the Auction Agent, DTC and each Broker-Dealer (as defined in the Prospectus), which notice will specify (i) the duration of the Special Dividend Period (as defined in the Prospectus), (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Issuer is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC (as described in paragraph 6 hereof) on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.